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                                                                 Exhibit 3.2(a)


                                     May 29, 1997


John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606

The Chase Manhattan Bank
Nuveen Administration Department
4 New York Plaza, Third Floor
New York, New York  10004-2413

    Re:          Nuveen Unit Trust, Series 1 consisting, in part, of:
                Nuveen U.S. Treasury Trust, Series 1 (Short-Term); and
                 Nuveen U.S. Treasury Trust, Series 2 (Intermediate)
                 ---------------------------------------------------

Gentlemen:

    We have acted as counsel for John Nuveen & Co. Incorporated, as Sponsor and Depositor of Nuveen Unit Trust, Series 1 (the "Fund") including Nuveen U.S. Treasury Trust, Series 1 (Short-Term) and Nuveen U.S. Treasury Trust, Series 2 (Intermediate) (the "Trusts"), in connection with the issuance of Units of fractional undivided interest in the Trusts, under a Trust Indenture and Agreement, dated May 29, 1997 (the "Indenture"), between John Nuveen & Co. Incorporated, as Depositor and Evaluator, and The Chase Manhattan Bank, as Trustee.

    In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that each Trust will be administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds Treasury Obligations and may include "stripped U.S. treasury bonds" (the "Stripped Treasury Securities").

    Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable we are of the opinion that, under existing Federal income tax law:

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         (i)  The Trust is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code").

         (ii) Each Unitholder will be considered the owner of a pro rata portion of each U.S. Treasury Obligation in the Trust and will be considered to have received the interest on his pro rata portion of each U.S. Treasury Obligation when interest on such U.S. Treasury Obligation is received by the Trust. Each Unitholder will also be required to include in taxable income for federal income tax purposes, original issue discount with respect to his interest in any U.S. Treasury Obligation held by the Trust which was issued with original issue discount at the same time and in the same manner as though the Unitholder were the direct owner of such interest. Original issue discount will be treated as zero with respect to the U.S. Treasury Obligations if it is "de minimis" within the meaning of
    Section 1273 of the Code and, based upon a Treasury Regulation (the "Regulation") which was issued on December 28, 1992 regarding the stripped bond rules of the Code, original issue discount with respect to a Stripped Treasury Security will be treated as zero if it is "de minimis" as determined thereunder.

        (iii) Each Unitholder will be considered the owner of a pro rata portion of each asset in the Trust. The total cost to a Unitholder of his Units, including sales charges, is allocated among his pro rata portion of each asset held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases Units) in order to determine his initial tax basis for his pro rata portion of each asset held by the Trust. The Stripped Treasury Securities are treated as bonds that were originally issued at an original issue discount. Because the Stripped Treasury Securities represent interests in "stripped" U.S. Treasury bonds, a Unitholder's initial basis for his pro rata portion of each Stripped Treasury Security held by the Trust (determined at the time he acquires his units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Under the special rules relating to stripped bonds, original issue discount applicable to the Stripped Treasury Securities is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Stripped Treasury Securities held by the Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is greater than or equal to the "de minimis" amount described above. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated


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    as zero.  In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of Stripped Treasury Securities this method will generally result in an increasing amount of income to the Unitholders each year. A Unitholder's tax basis for his pro rata portion of each asset held by the Trust may be subject to adjustment as discussed in paragraph (v) hereof.

         (iv) The Unitholder's aliquot share of the total proceeds received on the disposition of, or principal paid with respect to, a U.S. Treasury Obligation held by the Trust will constitute ordinary income (which will be treated as interest income for most purposes) to the extent it does not exceed the accrued market discount on such U.S. Treasury Obligation that has not previously been included in taxable income by such Unitholder. A Unitholder may generally elect to include market discount in income as such discount accrues. In general, market discount is the excess, if any, of the Unitholder's pro rata portion of the outstanding principal balance of a U.S. Treasury Obligation over the Unitholder's initial tax basis for such pro rata portion, determined at the time such Unitholder acquires his Units. However, market discount with respect to any U.S. Treasury Obligation will generally be considered zero if it amounts to less than .25% of the Obligation's stated redemption price at maturity times the number of years to maturity. The market discount rules do not apply to Stripped Treasury Securities because they are stripped debt instruments subject to special original issue discount rules as discussed above. If a Unitholder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount on the Unitholder's pro rata portion of each U.S. Treasury Obligation that is held by the Trust that has not previously been included in taxable income by such Unitholder. In general, market discount accrues on a ratable basis unless the Unitholder elects to accrue such discount on a constant interest rate basis. However, no opinion is expressed herein regarding the precise manner in which market discount accrues. The deduction by a Unitholder for any interest expense incurred to purchase or carry Units will be reduced by the amount of any accrued market discount that has not yet been included in taxable income by such Unitholder. In general, the portion of any interest expense which is not currently deducible would be ultimately deductible when the accrued market discount is included in income.

         (v) As discussed in paragraph (iv) hereof, if a Unitholder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount (which has not previously been included in such Unitholder's taxable income) with respect to the Unitholder's pro rata portion of each U.S. Treasury Obligation held by the Trust. Any other gains (or losses) will be capital gains (or losses) except in the case of a dealer or a financial institution, and will be long-term if the Unitholder has held his Units for more than one year. A Unitholder will recognize taxable gains (or losses) (a) upon redemption or sale of his Units, (b) if


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    the Trustee disposes of an asset or (c) upon receipt by the Trustee of payments of principal on the U.S. Treasury Obligations. The amount of any such gain (or loss) is measured by comparing the Unitholder's pro rata share of the total proceeds from the transaction with his adjusted tax basis in his Units or his pro rata interest in the asset as the case may be, and then reducing such gain, if any, to the extent characterized as ordinary income resulting from accrued market discount as discussed above. A Unitholder's tax basis in his Units and his pro rata portion of each of the underlying assets of the Trust may be adjusted to reflect the accrual of market discount (if the Unitholder has elected to include such discount in income as it accrues), original issue discount and amortized bond premium, if any. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his Units are sold or redeemed for an amount equal to his original cost. In addition, Unitholders must reduce the tax basis of their Units and their pro rata portion of the underlying assets of the Trust for their share of accrued interest received by the Trust, if any, on U.S. Treasury Obligations delivered after the Unitholders pay for their Units to the extent that such interest accrued on such U.S. Treasury Obligations before the date the Trust acquired ownership of the U.S. Treasury Obligations (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units or such U.S. Treasury Obligations.

         (vi) The Code provides that "miscellaneous itemized deductions" are allowable only to the extent that they exceed two percent of an individual taxpayer's adjusted gross income. Unitholder's may be required to treat some or all of the expenses paid by the Trust as miscellaneous itemized deductions subject to this limitation.

    The Code provides a complex set of rules governing the accrual of original issue discount, including special rules relating to "stripped" debt instruments such as the Stripped Treasury Securities. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Stripped Treasury Security. Special rules apply if the purchase price of a U.S. Treasury Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unitholder if the tax basis of his pro rata portion of a U.S. Treasury Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price. In addition, as discussed above, the Regulation provides that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issue discount on such stripped bond as determined under Section 1286 of the Code is less than a "de minims" amount, which the Regulation provides, is the product of (i) 0.25 percent


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of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.

    For taxable years beginning after December 31, 1986 and before January 1, 1996, certain corporations may be subject to the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code. Interest received from, and gains recognized from the disposition of, a security by the Trust or the sale of Units by a Unitholder will be included by such corporations in the computation of the Superfund Tax. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. However, the Superfund Tax could be extended retroactively.

    A Unitholder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of his pro rata interest in any U.S. Treasury Obligation held by the Trust or the sale of his Units provided that all of the following conditions are met:

         (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

         (ii) with respect to any gain, the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her taxable year;

         (iii)     the U.S. Treasury Obligation was issued after July 18, 1984;
    and

         (iv) the foreign investor provides all certification which may be required of his status and of the matters contained in clauses (i) and (ii) above.

    The "Revenue Reconciliation Act of 1993" (the "Tax Act") raised tax rates on ordinary income while capital gains remain subject to 28 percent maximum stated rate for taxpayers other than corporations. Because some of all capital gains are taxed at a comparatively lower rate under the Tax Act, the Tax Act includes a provision that recharacterizes capital gains as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

    The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.


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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-23671) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Very truly yours,



                                       CHAPMAN AND CUTLER

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